Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS THIRD QUARTER FISCAL 2010 RESULTS

Third Quarter Comparable Store Sales Increase 5.9%

Fourth Quarter Comparable Store Sales through December 11, 2010 Increase 4.8%

ST. LOUIS, Mo. December 13, 2010 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 236 stores, today announced results for the thirteen and thirty nine-weeks ended October 30, 2010.

For the third quarter, the thirteen weeks ended October 30, 2010:

Net sales were $40.6 million, an increase of 3.9% from $39.0 million for the thirteen-week period ended October 31, 2009;
Comparable store sales for the third quarter of fiscal 2010 increased 5.9% following a decrease of 5.1% in the prior-year period;

Gross profit was $6.4 million, or 15.7% of net sales, compared to $6.8 million, or 17.3% of net sales, in the third quarter last year. This decrease reflects inventory growth and investments made to support new product offerings and initiatives expected to drive sales in the fourth quarter and beyond;

Selling, general and administrative expenses were $13.4 million, or 33.0% of net sales, compared to $13.5 million, or 34.6% of net sales, in the prior-year period;
Impairment expense was $1.4 million, reflecting non-cash charges associated with certain underperforming stores, compared to $2.8 million in the third quarter last year;
Operating loss was $8.5 million, compared to an operating loss of $9.5 million in the third quarter last year; and
Net loss was $8.9 million or ($1.03) per share, compared to a net loss of $10.2 million, or ($1.38) per share in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report improved third quarter performance that included increased comparable store sales, and a reduction in our quarterly loss for the period, as compared to the third quarter last year. Our performance was driven by continued strength in boots and dress shoes as well as a strong response to the launch of our exclusive brands, H by Halston ™ and Wild Pair ™. During the third quarter, we also continued to control our operating expenses. Our quarter-end balance sheet reflected increased inventory to support new brand and category introductions as well as our planned fourth quarter business.”

“Our fourth quarter is off to a great start and we remain confident that our strategic new product and category initiatives will lead to increases in sales and operating performance during the remainder of the holiday season and as we begin 2011,” Mr. Edison continued. “This is evidenced by our record Black Friday performance, and our comparable store sales increase of 4.8% for the first six weeks of the quarter. We expect our strategies to lead to sustainable improvements in our business and importantly generate increased value for our shareholders.”

For the first nine months of fiscal 2010, the thirty-nine weeks ended October 30, 2010:

Net sales were $127.4 million, compared to $127.7 million for the thirty-nine weeks ended October 31, 2009;
Comparable store sales increased 1.3%, compared to an increase of 0.2% in the first nine months of 2009;
Gross profit was $29.0 million, or 22.8% of net sales, compared to $32.4 million, or 25.4% of net sales in the first nine months of 2009;
Selling, general and administrative expenses were $40.5 million, or 31.8% of net sales, compared to $41.9 million, or 32.8% of net sales, in the first nine months of 2009;
Impairment expense was $1.4 million, reflecting non-cash charges associated with certain underperforming stores, compared to $2.8 million in the first nine months of 2009;
Operating loss was $13.0 million, compared to an operating loss of $12.6 million in the first nine months of 2009; and
Net loss was $14.5 million or ($1.85) per share, compared to a net loss of $14.7 million, or ($2.01) per share in the first nine months of 2009.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants through the next twelve months.  The Company’s most recent Quarterly Report on Form 10-Q, and the Company’s most recent Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.  These disclosures will be supplemented by the disclosures in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal year 2010, scheduled to be filed tomorrow.

Conference Call

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2010 results today, Monday, December 13, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00007E73. A replay of this call will be available until December 20, 2010 and can be accessed by dialing (877) 870-5176, and entering PIN number 361387. The webcast will remain available until March 14, 2011 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 236 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended October 30, 2010	Thirteen Weeks Ended October 31, 2009	Thirty-nine Weeks Ended October 30, 2010	Thirty-nine Weeks Ended October 30, 2009
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$40,576	$39,042	$127,393	$127,739
Cost of merchandise sold, occupancy, and buying expenses	34,226	32,276	98,374	95,354
Gross profit	6,350	6,766	29,019	32,385

Operating expenses
Selling	9,571	9,656	29,000	29,641
General and administrative	3,831	3,872	11,525	12,270
Loss on disposal of property and equipment	7	3	67	298
Impairment of long-lived assets	1,416	2,762	1,416	2,762
Operating loss	(8,475)	(9,527)	(12,989)	(12,586)

Interest expense	(542)	(681)	(1,537)	(2,179)
Other income, net	82	41	117	93
Loss before income taxes	(8,935)	(10,167)	(14,409)	(14,672)

Income tax expense	―	―	52	―

Net loss	$(8,935)	$(10,167)	$(14,461)	$(14,672)

Net loss per common share	$(1.03)	$(1.38)	$(1.85)	$(2.01)

Weighted average shares outstanding	8,702	7,383	7,823	7,273

Cash Flow Data
Cash used in operating activities			$(8,620)	$(3,016)
Cash used in investing activities			(849)	(332)
Cash provided by financing activities			9,451	3,378
Net increase (decrease) in cash			(17)	30

Supplemental Data
Comparable store sales increase (decrease)	5.9%	(5.1%)	1.3%	0.2%
Gross profit percentage	15.7%	17.3%	22.8%	25.4%
Number of stores at end of period	236	240	236	240

Bakers Footwear Group, Inc. Balance Sheet Data	October 30, 2010	October 31, 2009
(in thousands)	Unaudited	Unaudited
Cash	$137	$165
Accounts receivable	1,903	1,581
Inventories	27,478	23,335
Other current assets	965	978
Current assets	30,483	26,059

Property and equipment, net	19,586	26,184
Other assets	1,099	934
	$51,168	$53,177

Accounts payable	$16,293	$12,558
Revolving credit facility	17,496	16,694
Subordinated secured term loan	901	3,375
Subordinated convertible debentures	―	4,000
Other current liabilities	10,817	10,731
Current liabilities	45,507	47,358

Other noncurrent liabilities	8,911	9,364
Subordinated convertible debentures	4,000	4,000
Subordinated debenture	4,000	―

Shareholders’ deficit	(11,250)	(3,545)
	$51,168	$53,177